SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2007

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 26, 2007, Achillion Pharmaceuticals, Inc. (the “Company”) announced the appointment of Elizabeth A. Olek, D.O. as vice president and chief medical officer effective December 3, 2007. Dr. Olek will be responsible for clinical development of the Company’s drug candidates and will report to Michael D. Kishbauch, president and chief executive officer. Dr. Olek fills the vacancy created upon the resignation of John C. Pottage, Jr., M.D. in May 2007. There are no transactions in which Dr. Olek has an interest requiring disclosure under Item 404(a) of Regulation S-K.

From January 2005 until November 2007, Dr. Olek, age 43, served as Global Brand Medical Director and Clinical Research Physician in the Infectious Disease, Transplant and Immunology Group at Novartis Pharmaceuticals Corporation. During August through December 2004, Dr. Olek was employed as a clinical research consultant at the Avidia Research Institute. Between January 2003 and July 2004, Dr. Olek served as a Director of Clinical Research at InterMune Inc. From September 1998 through December 2002, Dr. Olek was a Director of Clinical Research at Genetics Institute/Wyeth Research. In each of these roles, she was responsible for clinical research and advancement of various infectious disease drug candidates. Pursuant to an employment agreement between Dr. Olek and the Company, Dr. Olek will receive an annual base salary of $240,000 subject to adjustment at the discretion of our Board of Directors. In addition, Dr. Olek is entitled to receive an annual performance bonus of up to 30% of her annual base salary, to be paid at the discretion of the Board of Directors if she achieves certain performance goals. Dr. Olek will also receive a signing bonus of $50,000 payable upon commencement of employment. Dr. Olek is also entitled to be granted, subject to approval of the Compensation Committee of the Board of Directors and pursuant to the Company’s 2006 Stock Incentive Plan, a stock option award to purchase 60,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value per share of such Common Stock on the date of grant. The option will vest, subject to her continued employment with the Company, as to 25% of the shares upon completion of one year of employment with the Company, and the balance will vest in successive equal quarterly installments over the next three years. The employment agreement expires on December 31, 2008 and is thereafter automatically renewable for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. The employment agreement may be terminated (i) by the Company for cause, (ii) by Dr. Olek for good reason within 12 months following a change in control or similar corporate transaction or (iii) at the election of either party upon at least 15 days prior written notice. If Dr. Olek’s employment with the Company is terminated by Dr. Olek pursuant to (ii) above or by the Company pursuant to (iii) above, the Company is required to continue to pay Dr. Okek her then-current salary until the earlier of the date that is twelve months after the date of termination or the date when Dr. Olek commences full-time employment with another company. If Dr. Olek terminates her employment as described in (ii) above or if the Company terminates her employment within 12 months following a change in control or similar corporate transaction, 100% of the original number of stock options granted to Dr. Olek will immediately vest and become exercisable. In addition, in the event the Company experiences a change of control or similar corporate transaction, 25% of the original number of stock options granted to Dr. Olek will vest and become immediately exercisable. The Company will also provide Dr. Olek with a relocation package comprised of reimbursement for moving and relocation expenses and reimbursement of certain transaction costs including but not limited to commissions, closing costs and points of up to $25,000 in the aggregate. Dr. Olek’s employment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.

A copy of the Company’s press release announcing Dr. Olek’s appointment to serve as the Company’s Chief Medical Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHILLION PHARMACEUTICALS, INC.

Date: November 27, 2007	By:	/s/ Mary Kay Fenton
Mary Kay Fenton Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated November 6, 2007 between Achillion Pharmaceuticals, Inc. and Elizabeth A. Olek

99.1	Press Release issued by Achillion Pharmaceuticals, Inc. on November 26, 2007